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                                                                    EXHIBIT 99.1

MONDAY MARCH 4, 4:14 PM EASTERN TIME

PRESS RELEASE

BEAZER HOMES USA, INC. REPORTS FEBRUARY
HOME ORDERS

ATLANTA, March 4 /PRNewswire-FirstCall/-- Beazer Homes USA, Inc. (NYSE: BZH - NEWS; www.beazer.com) today released preliminary unit net orders for the one-month and two-month periods ended February 28, 2002.

                         New Orders (units)                New Orders (units)
                                Month                          Two Months
                         Ended February 28,                Ended February 28,
                       2002     2001    Change           2002     2001   Change
    Southeast           401      427      -6.1%           728      795     -8.4%
    West                417      348      19.8%           811      705      15.0
    Central             112      123      -8.9%           214      185     15.7%
    Mid-Atlantic        141      166     -15.1%           262      259      1.2%
    Total             1,071    1,064       0.7%         2,015    1,944      3.7%

New orders for the West region include 26 and 43 units for the one and two-month periods ended February 28, 2002, respectively, from Sanford Homes of Colorado. Beazer acquired Sanford Homes effective August 1, 2001.

New orders for the one-month periods ended February 28, 2002 and 2001 include 50 and 37 units, respectively, for affordable housing developments being built through governmental programs. New orders for the two-month periods ended February 28, 2002 and 2001 include 63 and 37 units, respectively, being built through such programs.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

SOURCE: BEAZER HOMES USA, INC.